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                                                                   EXHIBIT 99.1

                                                            BELMONT HOMES, INC.
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                                                 P.O. Box 280 Belmont, MS 38827
FOR IMMEDIATE RELEASE                                              601-454-9217

Contact:   William Kunkel
           Belmont Homes, Inc.
           (601) 454-9217


               BELMONT HOMES EXECUTES DEFINITIVE MERGER AGREEMENT
                            WITH CAVALIER HOMES, INC.


BELMONT, Mississippi (August 14, 1997) - Belmont Homes, Inc. (Nasdaq/NM:BHIX) today announced the execution of a definitive agreement to merge with a subsidiary of Cavalier Homes, Inc. (NYSE:CAV), subject, among other conditions, to compliance with applicable regulatory requirements and the approval of the shareholders of both companies.

     The Boards of Directors of both companies unanimously approved the transaction. The agreement calls for the exchange of 0.80 shares of Cavalier Homes, Inc. common stock for each outstanding share of Belmont stock. Cavalier will issue approximately 7.6 million shares of common stock to provide for the exchange to holders of outstanding Belmont common stock. After the merger, Cavalier Homes, Inc. is expected to have approximately 20 million shares outstanding. The combination is intended to qualify as a tax-free exchange to the shareholders of Belmont and to be accounted for as a pooling of interests.

     The agreement calls for the election of two Belmont directors to Cavalier's Board of Directors. Barry Donnell will remain Chairman of Cavalier, and David Roberson will remain its President and Chief Executive Officer. Cavalier's executive offices remain in Addison, Alabama. Belmont will become a subsidiary of Cavalier, and its headquarters will remain in Belmont, Mississippi.

     The parties expect the transaction to close within four months.

     Belmont Homes, Inc. and Cavalier Homes, Inc. will hold a joint conference call on Thursday, August 14, at 10:30 a.m. Central Time (11:30 a.m. Eastern
Time) to discuss the transaction in greater detail. The conference number is 816-650-0779. A taped replay of the conference call may be heard at 3:30 p.m. Central Time by calling 816-650-0761.

     Belmont Homes, Inc. markets a variety of single- and multi-section manufactured homes through approximately 410 dealers and 550 sales centers, located primarily in the southern United States.


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